EXHIBIT 4
                                                                       ---------


THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER TILE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, UNLESS THE COMPANY HAS RECEIVED THE WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, ASSIGNMENT OR TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT 1933, AS AMENDED.

Issue Date:       October 31, 2003
Void After:       October 30, 2010


                         AUXILIUM PHARMACEUTICALS, INC.

THIS WARRANT HAS BEEN ISSUED IN ACCORDANCE WITH AND IN CONSIDERATION FOR PURCHASE OF SHARES OF THE SERIES D PREFERRED STOCK, PAR VALUE $0.01 PER SHARE, OF AUXILIUM PHARMACEUTICALS, INC., A DELAWARE CORPORATION (THE "COMPANY") BY PERSEUS-SOROS BIOPHARMACEUTICAL FUND L.P. (THE "HOLDER), PURSUANT TO THE SERIES D PREFERRED STOCK PURCHASE AGREEMENT, OF EVEN DATE HEREWITH, AMONG THE COMPANY, THE HOLDER AND THE OTHER PARTIES AS SIGNATORIES THERETO.

         THIS CERTIFIES that, for value received, the Holder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from the Company, at the Exercise Price (as defined below) per share determined as provided herein, up to 759,543 shares (the "Warrant Shares") of the Company's Series D Preferred Stock, (subject to adjustment as set forth herein) $0.01 par value per share (the "Series D Preferred Stock").

         1. CERTAIN DEFINITIONS - As used in this Warrant, the following terms have the respective meanings set forth below:

         "Business Day" means any day that is not (a) a Saturday or Sunday or
(b) a day on which banks are required or permitted to be closed in the State of New York.

         2. EXERCISE PERIOD - The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, at any time and from time to time during the "Exercise Period," which shall commence at October 31, 2003 (the "Issue Date") and shall end at 5:00 p.m. Philadelphia time on October 30, 2010.

         3. EXERCISE PRICE - The price per share of the Series D Preferred Stock at which this Warrant may be exercised (the "Exercise Price") shall be $1.50, subject to adjustment as provided herein.

         4. EXERCISE OF WARRANT - During the Exercise Period, this Warrant may be exercised, in whole or in part and from time to time, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly executed at the principal office of the Company (or such other office or agency of the Company as it may designate) and upon payment of the Exercise Price of the shares thereby purchased (the aggregate of the Exercise Price for all shares to be exercised being referred to herein as the "Purchase Price"). Payment of the Purchase Price may be made (a) by check or bank draft payable to the order of the Company or (b) by wire transfer to the account of the Company.

         Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Series D Preferred Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and notice of such election in which event the Company shall issue to the Holder a number of shares of Series D Preferred Stock computed using the following formula:

                Y (A-B)
         X =   --------
                   A


         Where    X = the number of shares of Series D Preferred Stock to be issued to the Holder

                  Y = the number of shares of Series D Preferred Stock
                      purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

                  A = the fair market value of one share of the Company's Series
                      D Preferred Stock (at the date of such calculation)

                  B = Exercise Price (as adjusted to the date of such
                      calculation)

For purposes of the above calculation, fair market value of one share of Series D Preferred Stock shall be determined by the Company's Board of Directors in good faith; provided, however, that where there exists a public market for the Company's Common Stock at the time of such exercise, the fair market value per share shall be the product of (i) the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five trading days prior to the date of determination of fair market value and (ii) the number of shares of Common Stock into which each share of Series D Preferred Stock is convertible at the time of such exercise. Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company's initial public offering of Common Stock, the fair market value per share shall be the product of (i) the per share offering price to the public of the Company's initial public offering, and (ii) the number of shares of Common Stock into which each share of Series D Preferred Stock is convertible at the time of such exercise.

         The Company covenants that all shares of Series D Preferred Stock that are issued upon the exercise of rights represented by this Warrant will be fully paid, nonassessable, and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

         5. NO FRACTIONAL SHARES OR SCRIP - No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu thereof, a cash payment shall be made equal to such fraction multiplied by the Exercise Price per share as then in effect.

         6. CHARGES, TAXES AND EXPENSES - Issuance of certificates for shares of Series D Preferred Stock shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company.

         7. NO RIGHTS AS STOCKHOLDER - Subject to Sections 10 and 14 of this Warrant, this Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to exercise and payment of the Exercise Price in accordance with Section 4 hereof.

         8. INVESTMENT REPRESENTATION - The Holder, by acceptance of this Warrant, represents and warrants to the Company that this Warrant and all securities acquired upon any and all exercises of this Warrant are purchased for the Holder's own account for investment, and not with view to resale or distribution of either this Warrant or any securities purchasable upon exercise hereof. The Holder acknowledges that any shares of Series D Preferred Stock purchased hereunder will be subject to the terms of the Amended and Restated Stockholders Agreement, of even date herewith, among the Holder, the Company, and the other parties as signatories thereto (the "Stockholders Agreement").

         9.       LISTING EXERCISE OR TRANSFER WITHOUT REGISTRATION -

                  9.1 LISTING - The Company shall promptly secure the listing of the shares of Series D Preferred Stock issuable upon conversion of the shares of Series D Preferred Stock issuable upon exercise of the Warrant upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon conversion of the shares of Common Stock issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated (warrant shares) quotation system.

                  9.2 EXERCISE OR TRANSFER WITHOUT REGISTRATION - If, at the time of the surrender of this Warrant in connection with any exercise, transfer, or exchange of this Warrant, this Warrant (or, in the case of any exercise, the shares of Series D Preferred Stock issuable hereunder), shall not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and under applicable state securities or blue sky laws, the Company may reasonably require, as a condition of allowing such exercise, transfer, or exchange, (a) that the holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel that is reasonably acceptable to the Company to the effect that such exercise, transfer or exchange may be made without registration under the Securities Act and under applicable state securities or blue sky laws, and (b) that the transferee be an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act; PROVIDED that no such opinion, letter or status as an "accredited investor" shall be required in connection with a transfer pursuant to Rule 144 under the Securities Act or to an affiliate of the Holder, so long as such transfer is permissible under applicable federal and state securities laws.

                  9.3 REGISTRATION RIGHTS - Upon exercise of this Warrant, the Holder shall have and be entitled to exercise, together with all other holders of Registrable Securities possessing registration rights under that certain Third Amended and Restated Investors' Rights Agreement, of even date herewith, between the Company and the parties who have executed the counterpart signature pages thereto or are otherwise bound thereby (the "Investors' Rights Agreement"), the rights of registration granted under the Investors' Rights Agreement to Registrable Securities (with respect to the shares of common stock issuable upon conversion of the Series D Preferred Stock issuable upon exercise of this Warrant). By its receipt of this Warrant, Holder agrees to be bound by the Investors' Rights Agreement.

         10.      ADJUSTMENTS

                  10.1 ADJUSTMENTS FOR STOCK SPLITS, REVERSE STOCK SPLITS OR STOCK DIVIDENDS - In the event that the outstanding shares of Series D Preferred Stock shall be subdivided (split), combined (reverse split), by reclassification or otherwise, or in the event of any dividend payable on the Series D Preferred Stock in shares of Series D Preferred Stock, the number of shares available for purchase in effect immediately prior to such subdivision, combination, or dividend shall be proportionately adjusted.

                  10.2 ADJUSTMENT FOR CAPITAL REORGANIZATIONS - If at any time there shall be a capital reorganization of the Company or a merger or consolidation of the Company with or into another corporation, or the sale of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as part of such reorganization, merger, consolidation, or sale, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive on exercise of this Warrant during the period specified in this Warrant and on payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation, to which a holder of the Series D Preferred Stock deliverable on exercise of this Warrant would have been entitled on such capital reorganization, merger, consolidation, or sale if this Warrant had been exercised immediately before that capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment, shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder of this Warrant after the reorganization, merger, consolidation, or sale to the end that the provisions of this Warrant (including adjustment of the number of shares purchasable on exercise of this Warrant) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other securities or property deliverable after that event on exercise of this Warrant. The foregoing provisions of this Section 10.2 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per share consideration payable to the holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

                  10.3     CONVERSION OR REDEMPTION OF SERIES D PREFERRED STOCK
- Should all of the Company's Series D Preferred Stock be, or if outstanding would be, at any time prior to the expiration of this Warrant or any portion thereof, redeemed or converted into shares of the Company's Common Stock in accordance with the Company's Certificate of Incorporation, then this Warrant shall become immediately exercisable for that number of shares of the Company's Common Stock equal to the number of shares of the Common Stock that would have been received if this Warrant had been exercised in full and the Series D Preferred Stock received thereupon had been simultaneously converted immediately prior to such event, and the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (x) the aggregate Exercise Price of the maximum number of shares of Series D Preferred Stock for which this Warrant was exercisable immediately prior to such conversion or redemption, by (y) the number of shares of Common Stock for which this Warrant is exercisable immediately after such conversion or redemption. For purposes of this provision, the Company's Certificate of Incorporation shall mean the certificate of incorporation of the Company as amended and/or restated and effective immediately prior to the redemption or conversion of all of the Company's Series D Preferred Stock. Regardless of whether a conversion is effected pursuant to an initial public offering of the Company's capital stock or otherwise, nothing herein shall have the effect of limiting the Exercise Period set forth in
Section 2 hereof.

                  10.4 RECLASSIFICATION - If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 10. No adjustment shall be made pursuant to this Section 10.4, upon any conversion or redemption of the Series D Preferred Stock which is the subject of Section 10.3.

                  10.5 ADJUSTMENTS FOR DIVIDENDS IN STOCK OR OTHER SECURITIES OR PROPERTY - If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 10.

                  10.6      ADJUSTMENTS FOR ACHIEVEMENT OF MILESTONES -

                           (a)      In the event that the amount of the
Company's gross sales and deferred revenue, each as determined in accordance with United States generally accepted accounting principles, PROVIDED, that the calculation of deferred revenue for the purposes of the foregoing shall only include an amount of deferred revenue associated with sales of Testim(R) that are less than or equal 10% of the gross sales associated with Testim(R) ("Revenue"), Is less than $35.0 million for the 2004 fiscal year, the Exercise Price shall be reduced by an amount equal to the product of multiplying (i) the percentage by which the Company's Revenue is less than $35.0 million, by (ii) $1.50. Notwithstanding the foregoing, in no event shall the Exercise Price be adjusted by more than $0.50 pursuant to this clause (a).

                           (b)      In the event that the Company's Revenue is
greater than $40.0 million for the 2004 fiscal year, the aggregate number of Warrant Shares for which this Warrant is exercisable automatically shall, without any further action on the part of the Company or the holder hereof, be reduced by an amount equal to the product of multiplying (i) the percentage by which the Company's Revenue is in excess of $40.0 million, by (ii) the aggregate number of Warrant Shares for which this Warrant was exercisable immediately prior to the Company's achieving such Revenue target.

                           (c)      The Exercise Price then in effect shall be
further reduced by $0.50 in the event of either of the following; PROVIDED, that the member of the Company's Board of Directors nominated by The Sprout Group has approved a budget equal to $2.0 million or such lesser amount as may be presented to the Company's Board of Directors by management for the Phase II clinical trials of the Company's transmucosal film formulation:

                                    (1)    if, by the end of 2004, the Company
                  does not achieve Proof of Principle (as defined below) during Phase II of the clinical trials for its transmucosal film formulation; or

                                    (2)    if, by the end of 2004, the Company
                  does achieve Proof of Principle during Phase II of the clinical trials for its transmucosal film formulation and the Board of Directors has made a determination that the tolerability of the transmucosal film is such that continuation of clinical development is not warranted.

                  As used herein, "Proof of Principle" shall mean that there is normalization of testosterone levels to approximately the same extent observed in the US pivotal Phase III trial for Testim(R), with once daily dosing, at the 30-day point. The number of subjects in the trial will be equal to or greater than 36.

                           (d)      Notwithstanding the foregoing, in no event
shall the Exercise Price be reduced by an amount greater than $1.00 per share (as adjusted for stock splits, dividends, reorganizations, reclassifications and the like) pursuant to this Section 10.6.

                  10.7 CERTIFICATE AS TO ADJUSTMENTS - Upon the occurrence of each adjustment or readjustment pursuant to this Section 10, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any Holder, furnish or cause to be furnished to such Holder, a like certificate setting forth: (a) such adjustments and readjustments; (b) the Exercise Price at the time in effect; and (c) the number of shares of Series D Preferred Stock and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant.

         11. RESERVATION OF STOCK ISSUABLE ON EXERCISE OF WARRANT - The Company covenants that, at all times, it will reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, all shares of Series D Preferred Stock from time to time issuable upon the exercise of this Warrant. The Company further covenants that such shares of Series D Preferred Stock, when issued pursuant to the exercise of this warrant, will upon issuance, be duly and validly issued, fully paid and non-assessable, and free from all pre-emptive rights, taxes, liens and charges with respect to the issuance thereof.

         12. LOSS, THEFT, DESTRUCTION MUTILATION OF WARRANT - Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and in case of loss, theft, or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new warrant of like tenor and dated as of such cancellation in lieu of this Warrant.

         13. REMEDIES - The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not adequate and may be enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

         14.      NOTICES, ETC. -

                           (a)      All notices and other communications from
the Company to the holder of this Warrant shall be mailed, by first class mail, to such address as may have been furnished to the Company in writing by such holder, or, until an address is so furnished, to and at the address of the last holder of this Warrant who has so furnished an address to the Company. All communications from the holder of this Warrant to the Company shall be mailed by first class mail to the Company at it principal business address, or such other address as may have been furnished to the holder in writing by the Company.

                           (b)      Whenever the Exercise Price or number of
shares purchasable hereunder shall be adjusted pursuant to Section 10 hereof, the Company shall issue a certificate signed by its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Holder of this Warrant.

                           (c)      In case:

                                    (1)    the Company shall take a record of
                  the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

                                    (2)    of any capital reorganization of the
                  Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or

                                    (3)    of any voluntary dissolution,
                  liquidation or winding-up of the Company,

                  then, and in each such case, the Company will mail or cause to be mailed to the Holder or Holders a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Series D Preferred Stock or Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Series D Preferred Stock or Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least 15 days prior to the date therein specified.

         15. MISCELLANEOUS - This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of law. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant, or any portion hereof may, without the prior consent of the Company, be assigned at any time to any entity controlled by, controlling, or under common control with the Holder; PROVIDED that (a) such entity is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act, and (b) such entity agrees to be bound by the terms of the Stockholders Agreement with respect to shares issuable upon exercise of this Warrant.

         16. NO DILUTION OR IMPAIRMENT. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will, at all times, in good faith, assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise, (b) will, at all times, reserve and keep available the maximum number of its authorized shares of Series D Preferred Stock, free from all preemptive rights therein, which will be sufficient to permit the full exercise of this Warrant and reserve and keep available the maximum number of its authorized shares of Series D Preferred Stock, free from all preemptive rights therein, which will be sufficient to permit the full exercise of the Series D Preferred Stock to be issued upon exercise of this Warrant and (c) will take all such action as may be necessary or appropriate in order that all shares of Series D Preferred Stock as may be issued pursuant to the exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

         17. SEVERABILITY. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the terms and provisions of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction.



                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed in its corporate name by its duly authorized officer and to be dated as of the issue date set forth on the first page of this Warrant.

                                            AUXILIUM PHARMACEUTICALS, INC.



                                            By: /s/ Jane H. Hollingsworth
                                               ---------------------------------
                                            Name:   Jane H. Hollingsworth
                                            Title:  Executive Vice President and
                                                     Secretary

                          NOTICE OF EXERCISE OF WARRANT


TO:      Auxilium Pharmaceuticals, Inc.


         ________ Pursuant to the terms of the attached Warrant, the undersigned hereby elects to purchase _________ shares of Series D Preferred Stock of Auxilium Pharmaceuticals, Inc. (the "Company"), and tenders herewith payment of the Exercise Price of such shares in full.

         ________ Pursuant to the terms of the attached Warrant, the undersigned hereby elects to make a Cashless Exercise as provided for in Section 4 of such Warrant with respect to ________ shares of Series D Preferred Stock.

                 (Check and complete the appropriate paragraph)

         Please issue a certificate or certificates representing said shares of Series D Preferred Stock, in the name of the undersigned or in such other name(s) as is/are specified immediately below or, if necessary, on an attachment hereto:

                Name                                    Address
                ----                                    -------



DATE:    _______________________      HOLDER:     ______________________________




DATE:    _______________________      HOLDER:     ______________________________